As filed with the Securities and Exchange Commission on June 16, 2023

Registration No. 333-254252

Registration No. 333-270099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-254252

Form S-8 Registration No. 333-270099

UNDER THE SECURITIES ACT OF 1933

PROMETHEUS BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-4282653
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3050 Science Park Road

San Diego, California 92121

(858) 422-4300

(Address of Principal Executive Offices) (Zip Code)

PROMETHEUS BIOSCIENCES, INC. 2017 EQUITY INCENTIVE PLAN

PROMETHEUS BIOSCIENCES, INC. 2021 INCENTIVE AWARD PLAN

PROMETHEUS BIOSCIENCES, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Kelly E.W. Grez

Secretary

Prometheus Biosciences, Inc.

3050 Science Park Road

San Diego, California 92121

(858) 422-4300

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay

Laura C. Turano

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Prometheus Biosciences, Inc., a Delaware corporation (the “Registrant”):

•

Registration Statement No. 333-254252, filed with the SEC on March 15, 2021, pertaining to the registration of 7,547,000 shares of the common stock of the Registrant, $0.0001 par value per share (the “Common Stock”), reserved for issuance under the Prometheus Biosciences, Inc. 2021 Incentive Award Plan (the “2021 Plan”), 53,000 shares of Common Stock subject to outstanding options granted under the 2021 Plan, 4,978,932 shares of Common Stock subject to outstanding options granted under the Prometheus Biosciences, Inc. 2017 Equity Incentive Plan and 1,160,000 shares of Common Stock reserved for issuance under the Prometheus Biosciences, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”); and

•

Registration Statement No. 333-270099, filed with the SEC on February 28, 2023, pertaining to the registration of an additional 5,390,313 shares of Common Stock reserved for issuance under the 2021 Plan and 1,208,062 shares of Common Stock reserved for issuance under the ESPP.

On June 16, 2023, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 15, 2023, among Merck & Co., Inc., a New Jersey corporation (“Parent”), Splash Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 16, 2023.

PROMETHEUS BIOSCIENCES, INC.

By:	/s/ Kelly E.W. Grez
Name: Kelly E.W. Grez
Title: Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.